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                                                                  EXHIBIT 10.12

SPECIAL BIOLOGICALS  MATERIAL TRANSFER AGREEMENT

SB Biologicals Manufacturing SA. ("SBBIO") desires to receive from Corixa Corporation ("Corixa") certain Biological Materials as more extensively defined in Section 1 below. These Biological Materials are considered by Corixa to be highly valuable, confidential and proprietary products of Corixa research. Corixa's Biological Materials may be combined with certain proprietary materials of SBBIO, owned or in-licensed by SBBIO at the time of signing of this Agreement ("SBBIO Materials"), to create formulations for potential vaccine use. Accordingly, Corixa and SBBIO, intending to be legally bound by the following terms and conditions, agree that:

         1. Definitions. "Biological Materials" means [***] and [***] and all related materials, which are confidential and proprietary to Corixa and which are transferred by Corixa to SBBIO hereunder, and any replicates, progeny and derivatives of the Biological Materials, and any mixtures or combinations of Biological Materials with other substances proprietary to Corixa. "Proposed Use" shall mean that use described in studies designed by SBBIO, specifically for the evaluation of the Biological Materials for determining interest in further development and commercialization for use as a protein vaccine adjuvant and/or microsphere delivery system by SBBIO .

         2. Title to Biological Materials. Corixa shall retain all title and interest in and to the Biological Materials and related know-how. SBBIO shall not imply or represent to any person that it is the owner of the Biological Materials. SBBIO shall retain all right, title and interest in and to the SBBIO Materials and related know-how.

         3. Delivery of Biological Materials. Corixa shall deliver the Biological Materials from time to time, as discussed between SBBIO and Corixa in advance. The SBBIO representative for receiving Biological Materials shall be [***], or whomever SBBIO may designate. The Corixa representative for arranging delivery of the Biological Materials shall be [***], or whomever Corixa may designate.

         4. Use of Biological Materials. As of the date of this Agreement, Corixa grants to SBBIO a non-exclusive license to use the Biological Materials for the Proposed Use for research purposes and not for any commercial use. SBBIO shall not use the Biological Materials in humans or in contact with any cells or other materials to be infused into humans. SBBIO shall use the Biological Materials in compliance with all applicable federal, state and local laws and regulations. SBBIO shall not transfer the Biological Materials or any information related to those materials to any person who is not under the immediate and direct supervision of SBBIO, nor use the Biological Materials in research that is subject to consulting or licensing obligations to another corporation or a government agency.

         For consideration received from SBBIO pursuant to separately executed breast cancer ("BC") and prostate cancer ("PC") collaboration and license agreements, dated 1 March1997 (the "BC and PC Agreements"), Corixa shall provide an option to license the aforementioned Biological Materials on the terms described in the attached Schedule 4. Such option shall be maintained for the duration of any funded research pursuant to the BC and/or PC Agreements, as applicable, as amended from time to time. At any time during which BC or PC research is funded by SBBIO at Corixa pursuant to the BC and/or PC Agreements, as applicable, SBBIO may, in writing, notify Corixa of its intent to exercise its option right to execute a license agreement for the Biological Materials. Such agreement shall contain terms consistent with those in Schedule 4, and be negotiated in good faith within three (3) months of SBBIO's written notice of its intent to exercise the option. Nothing herein contained shall be construed as an obligation upon SBBIO to enter into any license agreement with Corixa with respect to the Biological Materials.

         DURING THE TERM OF THIS AGREEMENT, CORIXA MAY, AT ANY TIME AND WITHOUT ANY PRIOR COMMUNICATION WITH SBBIO, EXECUTE A NON-EXCLUSIVE COMMERCIAL LICENSE ARRANGEMENT, RELATED TO THE BIOLOGICAL MATERIALS FOR ANY USE INCLUDING, BUT NOT LIMITED TO, IN BC OR PC, WITH A THIRD PARTY.


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         5. Reports; Publicity. As often as mutually agreed but at least once per month, SBBIO shall provide a written report summarizing the results and presenting the research data generated during the Proposed Use of the Biological Materials. No publication by SBBIO, related to the Proposed Use of the Biological Materials, may be made unless it is with the express, written permission of Corixa, which publication will be delayed upon the request of Corixa for up to ninety (90) days to allow Corixa to file any patent applications or take any other steps necessary to protect its intellectual property, and SBBIO will cooperate as necessary to cause such intellectual property to be protected. Neither party shall disclose the existence of this Agreement to any third party or use the name of the other party in any publicity or advertising without the prior written approval of the other party.

         6. Inventions.

         (a) Corixa Biological Materials. All rights and title to patents or patent applications of or related to the Biological Materials are and shall be exclusively Corixa's. In the event that use of the Biological Materials results in an invention or discovery involving a new use, improvement or enhancement ("Invention") of the Biological Materials, which Invention does not require the use of SBBIO Materials, SBBIO shall disclose such Invention to Corixa. SBBIO shall cooperate with Corixa in seeking patent coverage for the Invention and in assigning all right and title to such Invention to Corixa. Corixa shall be responsible for all costs of obtaining patent coverage.

         (b) SBBIO Materials. SBBIO shall remain the sole and exclusive owner of all right, title and interest in and to patents or patent applications of or related to the SBBIO Materials. In the event SBBIO develops any Invention using the Biological Materials which Invention does not involve use of the Biological Materials, such Invention shall be solely owned by SBBIO.

         (c) Joint Inventions. Any Invention made by either party or both parties arising from the Proposed Use, other than the Inventions the ownership of which is described in Sections 6(a) and 6(b) hereof, shall be jointly owned by the parties; provided however, that neither party shall have the right to commercially exploit such inventions without the prior written agreement of the other party, such agreement to be negotiated in good faith. This subsection (c) shall survive the expiration or termination of this Agreement for the life of any patent claiming such Inventions, or for seven (7) years in the event a patent never issues, unless the parties otherwise agree in writing.

         7. No Conflicts. Both parties warrant and represent that they have the right to enter into this Agreement and that the terms of this Agreement are not inconsistent with other contractual obligations they may have or with the policies of any institution with which they are associated.

         8. Disclaimer. THE BIOLOGICAL MATERIALS ARE PROVIDED TO SBBIO WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED. CORIXA SHALL NOT BE LIABLE FOR ANY USE OF THE BIOLOGICAL MATERIALS BY SBBIO , OR FOR ANY LOSS, CLAIM, DAMAGE OR LIABILITY, OF ANY KIND OR NATURE, WHICH MAY ARISE FROM OR IN CONNECTION WITH THIS AGREEMENT OR FROM THE USE, HANDLING OR STORAGE OF THE BIOLOGICAL MATERIALS. No indemnification for any loss, claim, damage or liability is intended or shall be provided by any party under this Agreement.

         9. Term and Termination. This Agreement shall be effective as of 1 March 1997 and shall terminate upon the cessation of research funding in BC or PC by SBBIO pursuant to the BC and/or PC Agreements, as applicable, as amended from time to time, or written notification by SBBIO that it does not wish to exercise its option to license, whichever is sooner. This Agreement may be terminated earlier at any time by mutual agreement upon ten (10) days' written notice. All unused Biological Materials shall be returned to Corixa or destroyed, at the sole option of Corixa, within ten (10) days' following termination of this Agreement. Termination shall not affect any rights of any party under paragraphs 2, 4, 5, 6 or 8 above.

         10. Assignability. The rights and obligations of the parties under this Agreement shall not be assignable without the prior written consent of both parties, except that Corixa and SB may assign such in the event of a sale of all or substantially all of their assets.

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         11. Applicable Law. This Agreement and the rights of the parties shall be determined in accordance with the laws of the State of Washington, regardless of its or any other jurisdiction's choice of laws provisions. In the event of actual or threatened disclosure or transfer of the Biological Materials by SBBIO to a third party without the prior written consent of Corixa, Corixa is likely to suffer irreparable harm, and shall be entitled to specific performance of the obligations of SBBIO under this Agreement, without bond, as well as all necessary injunctive relief against unauthorized disclosure or transfer. In the event of actual or threatened disclosure or transfer of the SBBIO Materials by Corixa to a third party without the prior written consent of SBBIO, SBBIO is likely to suffer irreparable harm, and shall be entitled to specific performance of the obligations of Corixa under this Agreement, without bond, as well as all necessary injunctive relief against unauthorized disclosure or transfer.

         12. Amendments; Other. No modification of this Agreement shall be effective unless the modification is in writing and executed by both parties.

         13. Entire Understanding. This Agreement, including any attachments, constitutes the entire understanding of the parties hereto with respect to the matters herein contained, and supercedes all previous understandings and agreements, written and oral, relating thereto., other than the Special Biologicals Material Transfer Agreement entered into by Corixa Corporation and SmithKline Beecham Biologicals SA on April 11, 1996 which is maintained in full force and effect.

The signatures of the authorized officers of each party are required below to make the Agreement effective.


CORIXA CORPORATION                          SB BIOLOGICALS MANUFACTURING, SA.
1124 COLUMBIA ST., STE. 200                 RUE DE L' INSTITUT
SEATTLE, WA  98104   USA                    B-1330 RIXENSART, BELGIUM
PHONE:   1-206-667-5717                     PHONE: 32-2-656-8548


 /s/ MARK MCDADE                             /s/ JEAN STEPHENNE
----------------------------------          ------------------------------------
Mark McDade                                          name:
Chief Operating Officer                              title:


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SCHEDULE 4
OPTION AND LICENSE TERMS FOR USE OF [* * *] FROM CORIXA TO SBBIO

1. PARTIES

Corixa Corporation and SB Biologicals Manufacturing SA.

2. LICENSE GRANT

Non-exclusive right to license patent claims covering the [* * *] in and Corixa's [* * *] technology solely for use within the Field.

3. FIELD

in vivo vaccine formulations used for treating or preventing solid tumors which must include Corixa BC or PC antigens; may also include SBBIO antigens and other vaccine components, including, but not limited to, adjuvants.

4. PAYMENT

As consideration for the license grant, SBBIO shall pay Corixa:

(i) $[* * *] payable upon determination of SB's intent to develop a product in the Field using either [* * *] in or the [* * *]; in the event both are intended for license, the amount shall be $[* * *] total;

(ii) for each of LeIF and the microspheres, the following milestones will be payable to Corixa:

                  a. IND approval                    $[* * *]
                  b. Phase II completion             $[* * *]
                  c. First approval in US or EUR     $[* * *]

        [* * *]

(iii) The following royalty rates will apply, and will be payable in addition to royalties on Corixa antigens pursuant to the BC or PC Agreements:

                  [* * *]% of annual Net Sales for both [* * *] and [* * *];

                  [* * *]% of annual Net Sales for [* * *] only, when used with Corixa antigens;

                  [* * *]% for [* * *] only, when used with Corixa antigens.

5. SUPPLY

Corixa and SBBIO will enter into a separate supply agreement for either [* * *] or [* * *], or both, the terms of such agreement to be negotiated in good faith and on commercially reasonable terms.

6. OTHER ASPECTS

To be negotiated in good faith, and reasonably consistent in such areas of patent prosecution, etc., with the terms of other SBBIO / Corixa existing agreements.

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